Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY REPORTS FIRST QUARTER 2018 OPERATING AND FINANCIAL RESULTS

AVERAGE Q1 2018 PRODUCTION OF 3,465 BOEPD

CURRENT PRODUCTION EXCEEDING 6,500 BOEPD

REITERATE 2018 EXIT RATE GUIDANCE OF 7,500 BOEPD

SAN ANTONIO, TEXAS – May 10, 2018 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of west Texas and southeastern New Mexico, today reported financial results for its 2018 first quarter ended March 31, 2018 and provided an operations update.

Ronald D. Ormand, Chairman and Chief Executive Officer, commented: “We are pleased to report substantial progress in executing our strategic plan including delineating our Delaware Basin asset, both geologically and geographically; meeting and exceeding production targets; improving our capital efficiencies and cost structure; continuing to build out and improve our infrastructure, and selectively adding accretive acreage in our core areas. During the first quarter we brought on-line three additional wells targeting the Wolfcamp B and generated an average 3,465 BOEPD, with the gas midstream system not fully operational until mid-April. Our current daily production now exceeds 6,500 BOEPD, and with seven wells in various stages of completion, we expect to meet and exceed our year-end target exit rate of 7,500 BOEPD. With the production increase and the commensurate cash flow and available liquidity, we are fully funded on our capital program through 2018 and we expect to achieve cash flow neutrality by early 2019. The Company’s concentrated and delineated acreage position, increasing production volumes, and strong liquidity position enables the Company to deliver growth in shareholder value both organically and through strategic initiatives.

“We also continue to upgrade our infrastructure and takeaway systems. We are currently negotiating a new crude gathering and transportation agreement which we expect to have finalized in the near future. The new agreement will allow the Company to have gathering and transportation access to Gulf Coast markets. In the interim, we have trucking agreements in place for oil and don’t anticipate any interruptions in takeaway. We have also executed hedges covering approximately 30% of our oil production with basis swaps in 2018 to assist in mitigating current basis differential risk. Finally, our gas gathering and take-away infrastructure is now fully operational, eliminating the curtailment we experienced in late 2017 and early 2018, and enabling us to meet all our future gas takeaway needs,” concluded Mr. Ormand.

Overview of Financial Results

Lilis Energy’s total revenue was approximately $14.4 million for the three months ended March 31, 2018 as compared to approximately $3.1 million for the three months ended March 31, 2017, representing an increase of approximately $11.3 million. Approximately $8.3 million of the increase was due to higher oil, natural gas and NGL production in the first three months of 2018 compared to the same period in 2017. Higher realized oil and NGL prices of $60.40 and $26.60 per BBL, respectively, partially offset by lower realized prices for natural gas of $2.15 per MCF, increased revenues by approximately $3.0 million for the quarter.

Lilis’ production during the quarter ended March 31, increased from 84,334 BOE in 2017 to 311,882 BOE in 2018, an increase of 270%. This increase in production was primarily attributable to wells placed on production in the Delaware Basin after March 31, 2017.

Production costs were approximately $3.1 million for the three months ended March 31, 2018, compared to approximately $0.8 million for the three months ended March 31, 2017, an increase of approximately $2.3 million. Production costs per BOE increased to $9.91 for the three months ended March 31, 2018 from $9.83 for the three months ended March 31, 2017, an increase of $0.08 per BOE, or 1%. The 273% increase in production costs is a result of the 270% increase in the Delaware Basin production for the same comparison period.

Production taxes as a percentage of total revenue were 7.1% during the three months ended March 31, 2018 as compared to 4.6% for the three months ended March 31, 2017. The prior period tax was consistent with the Texas oil production tax rate of 4.6%. During the second half of 2017, first sales of oil occurred from two New Mexico oil wells, with a composite tax rate of roughly 8.4% due to state and county production, severance, and ad valorem taxes. In the first three months of 2018 the New Mexico oil sales were approximately one-third of all oil revenues, resulting in the higher overall tax rate versus the prior year period when sales were primarily from Texas.

Recurring general and administrative expenses were $4.8 million during the quarter ended March 31, 2018, compared to $3.4 million during the quarter ended March 31, 2017, an increase of $1.4 million or 41.2%. Approximately $3.0 million of general and administrative costs were non-cash stock-based compensation and $2.6 million were non-recurring cash expenses, including severance, legal and professional fees.

Quarter Ended March 31, 2018 Compared to Quarter Ended March 31, 2017

The following sets forth selected revenue and production data for the quarter ended March 31, 2018 and 2017:

	Quarter Ended March 31,
	2018	2017	Variance
Revenues:
Oil	$12,589	$2,496	$10,093	2,015%
Natural gas	890	501	389	78%
Natural gas liquids	916	87	829	27%
Total revenues	$14,395	$3,084	$11,311	367%

Product Volumes:
Oil (Bbls)	208,439	51,491	156,948	305%
Oil (Bbls) - average price	$60.40	$48.47	$11.93	25%

Natural gas (MCF)	414,032	172,157	241,875	140%
Natural gas (MCF) - average price	$2.15	$2.91	$(0.76)	-26%

Natural gas liquids (BOE)	34,438	4,150	30,288	730%
Natural gas liquids (BOE) - average price	$26.60	$20.72	$5.87	28%

Barrels of oil equivalent (BOE)	311,882	84,334	227,549	270%
Average daily net production (BOE/d)	3,465	937	2,528	270%
Average price per BOE	$46.16	$36.57	$9.59	26%

Gathering, processing and marketing (GPM) costs	462	99	363	367%

Production costs	$3,090	$829	$2,261	273%
Production taxes	1,023	142	881	620%
Production costs & taxes	$4,575	$1,070	$3,505	328%

Production cost/BOE	$9.91	$9.83	$0.08	1%
Production taxes per BOE	$3.28	$1.68	$1.60	95%
Gathering, processing and marketing cost per BOE	$1.48	$0.32	$1.16	367%
Netback after production cost	$34.77	$26.41	$8.36	32%

Earnings Per Share	$0.14	$(0.32)	$0.46	143%

Hedging Overview

The company has placed NYMEX WTI production hedges on approximately 2,200 BOPD for the remainder of 2018, approximately 52% of oil production, that yield an average floor of $57.04 and ceiling of $62.66. The company has also placed WTI-Midland basis swaps on approximately 30% of oil production, with an average price of $5.62 for 2018.

Delaware Basin Wells Overview

During the first quarter of 2018 Lilis drilled five and completed three operated horizontal Wolfcamp B wells. Lilis is currently drilling two wells, completing one wells and flowing back six horizontal wells.

Production Update:

*BOE/D based on three-stream production to account for liquids rich gas uplift.

For the first quarter of 2018, Lilis Energy’s average daily-realized sales were 3,465 net BOEPD, with current production exceeding 6,500 BOEPD. With the pending completions of seven wells, we expect production to continue to increase during the year. The curtailment issues experienced in the previous quarters due to gas takeaway issues have been fully alleviated with the the Company’s midstream system fully operational. The Company reiterates its 2018 exit rate guidance of 7,500 net BOEPD.

Current Activities

The Company’s 2018 development plan is focused on the continued delineation of the acreage, both geographically and geologically, through testing of eastern acreage and additional benches. The Company is also realizing increased cost efficiencies through completion cost reductions, additional water disposal solutions, reduced drilling days, and enhanced and/or improved infrastructure. These cost enhancements should improve drilling and completion cost by approximately $1 million per well in 2018. Moving into the second half of the year, the Company will focus its drilling efforts on longer laterals, including 1 ½ mile wells yielding higher EUR’s and higher internal rates of return.

Currently, the Company has seven wells in the completion and flowback stage targeting the Wolfcamp A, XY, B and Bone Spring. Of those wells, two are located in the eastern portion of the acreage position targeting the Wolfcamp XY and 3rd Bone Spring and one in the New Mexico acreage targeting the Wolfcamp XY. The Company plans to release the results of the Hippo #2H, AG Hill #1H and Meerkat #1H together in the next 30 days and the Howell #1H, Wildhog #2H and Antelope #1H together in the next 45-60 days.

Flowback Operations:

•	The Hippo #2H – Wolfcamp B - Currently on well test producing hydrocarbons
•	The AG Hill #1H – Wolfcamp B (Eastern Well) - Currently on well test producing hydrocarbons
•	The Meerkat #1H – Wolfcamp XY - Currently on well test producing hydrocarbons
•	The Howell #1H – Wolfcamp XY (Eastern Well) - Currently on well test producing hydrocarbons
•	The Wildhog #2H – Wolfcamp XY (New Mexico) - Currently on well test producing hydrocarbons.
•	The Antelope #1H – 3rd Bone Spring – Currently on well test

Completion Operations:

•	The Prizehog #2H – 1 ½ Mile Wolfcamp A (New Mexico) - Currently completing

Drilling Operations:

•	The Moose #1H – Wolfcamp A - Drilling reached total depth, running casing, prepping for frac
•	The AG Hill #2H – Bone Spring (Eastern Well) - Rigged up, prepping to spud
•	The Axis #1H – prepping to drill

Production Results

Highlights of Lilis Energy’s well results are as follows:

•	The Lion #1H IP30 rate 1,264 BOE/D – 68% Liquids
•	The Lion #1H IP60 rate 1,023 BOE/D – 67% Liquids
•	The Lion #1H IP90 rate of 831 BOE/D – 67% Liquids

The Lion #1H was turned to sales on June 26, 2017 and had a 24-hour rate of 1,530 BOE/D (69% liquids) or 380 BOE/D per 1,000 lateral ft.

•	The Wildhog BWX State Com #1H IP30 rate 839 BOE/D – 83% Liquids
•	The Wildhog BWX State Com #1H IP60 rate 789 BOE/D – 81% Liquids
•	The Wildhog BWX State Com #1H IP90 rate of 728 BOE/D – 81% Liquids

The Wildhog BWX State Com #1H was turned to sales on August 18, 2017 and had a 24-hour rate of 997 BOE/D (86% liquids) or 219 BOE/D per 1,000 lateral ft.

•	The Prizehog BWZ State Com #1H IP30 rate 919 BOE/D – 87% Liquids
•	The Prizehog BWZ State Com #1H IP60 rate 826 BOE/D – 87% Liquids
•	The Prizehog BWZ State Com #1H IP90 rate of 772 BOE/D – 86% Liquids

The Prizehog BWZ State Com #1H was turned to sales on 10/11/17 and had a 24-hour rate of 1,127 BOE/D (89% liquids) or 239 BOE/D per 1,000 lateral ft.

•	The Tiger #1H IP30 rate 1,264 BOE/D –71 % Liquids
•	The Tiger #1H IP60 rate 1,208 BOE/D – 70% Liquids
•	The Tiger #1H IP90 rate 1,123 BOE/D – 69% Liquids

The Tiger #1H was turned to sales on 10/31/17 and had a 24-hour rate of 1,803 BOE/D (73% liquids) or 439 BOE/D per 1,000 lateral ft.

•	The Kudu #2H IP30 rate 1,147 BOE/D – 82 % Liquids
•	The Kudu #2H IP60 rate 926 BOE/D – 81 % Liquids
•	The Kudu #2H IP90 rate 831 BOE/D - 80 % Liquids

The Kudu #2H was turned to sales on 12/26/17 and had a 24-hour rate of 1,475 BOE/D (75% liquids) or 299 BOE/D per 1,000 lateral ft.

•	The Grizzly #2H IP30 rate 1,194 BOE/D – 71 % Liquids
•	The Grizzly #2H IP60 rate 1,017 BOE/D – 71 % Liquids

The Grizzly #2H was turned to sales on January 29, 2018 and had a 24-hour rate of 1,576 BOE/D (73% liquids) or 333 BOE/D per 1,000 lateral ft.

•	The Lion #3H IP30 rate 1,674 BOE/D – 63 % Liquids

The Lion #3H was turned to sales on February 22, 2018 and had a 24-hour rate of 1,756 BOE/D (65% liquids) or 373 BOE/D per 1,000 lateral ft.

Geology and Geophysics

▪	Successfully drilled a pilot hole on the eastern acreage (Howell #1H) to the top of the Wolfcamp C
▪	Logs and sidewall cores currently being analyzed
▪	Currently acquiring seismic data covering majority of acreage
▪	Full analysis on delineation wells with image logs and engineered completions with tracer data
▪	Using seismic to plan and geosteer laterals

Infrastructure Overview

▪	Gas gathering and takeaway infrastructure fully operational

▪	Gas curtailment issues resolved

▪	Currently negotiating crude gathering and transportation, expect to have agreement finalized in the near term

▪	Trucking takeaway in place in the interim

Leasehold Activity

▪	Net acreage approaching 20,000 (approximately 19,400 currently)

▪	Leasing pipeline remains very active with 1,000 net acres expected to be added in the near future

▪	Over 1,200 net potential locations with over 400 locations supporting longer laterals

▪	Focused on increasing Working Interest ownership, operatorship and HBP’ing acreage

Lilis Energy continued its active expansion program in the first quarter of 2018 by growing its footprint through bolt-on acquisitions and organic leasing programs. The most significant acquisition, announced on January 31st, 2018, was the acquisition of 2,798 overlapping (84% operated) and contiguous net acres in New Mexico.  The acquisitions added more than 150 net locations with approximately 75 net locations conducive for longer laterals (1 ½ mile plus), targeting the Wolfcamp A, Wolfcamp B and 2nd Bone Spring. Based on the Company’s current backlog, management expects to add an additional 1,000 net acres in the near future.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Upon closing of the announced acquisition, the Company’s total net acreage in the Permian Basin is approximately 19,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and to pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule and the timely completion of construction and hook-up of our new midstream provider’s midstream system to provide additional takeaway capacity.

Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.

Contact:

Wobbe Ploegsma

V.P. Finance & Capital Markets

210-999-5400, ext. 31